EXHIBIT 10.1
BARNES & NOBLE EDUCATION, INC.
120 Mountainview Boulevard
Basking Ridge, New Jersey 07920
April 1, 2020
Mr. Michael P. Huseby
750 3rd Avenue, 6th Floor
New York, New York 10017
Dear Mr. Huseby:
This letter reflects the agreement between you and Barnes & Noble Education, Inc. (the “Company”) regarding your offer to reduce your gross annual base salary from $1,100,000 per annum to $825,000 per annum in recognition of the unusual circumstances expected to continue to impact the Company’s operations as a result of the COVID-19 epidemic. You have agreed that the reduction will apply beginning April 13, 2020 and will continue through September 19, 2020, which is the last day of the current “Renewal Term” under the letter agreement between you and the Company dated as of July 19, 2017 (the “Letter Agreement”). Unless otherwise agreed by you and the Company in writing, the reduction in your annual base salary shall no longer apply after the last day of the current Renewal Term. You hereby acknowledge and agree that this reduction shall not constitute grounds for you to resign for “Good Reason” pursuant to the Letter Agreement.
You and the Company hereby agree that any severance benefits that may be owed to you, whether pursuant to Section 3.9 or 3.10 of the Letter Agreement or otherwise, shall be determined without regard to the reduction in your annual base salary. Thus, for the avoidance of doubt, for purposes of Sections 3.9 and 3.10 of the Letter Agreement, your “Annual Base Salary” shall remain $1,100,000. In addition, for purposes of your annual bonus determination under Section 3.2 of the Letter Agreement, the reference to your Annual Base Salary shall disregard the reduction pursuant to this letter unless you and the Company mutually agree in writing that the reduction shall be permanent.
Thank you for your service to the Company in these challenging times. Please indicate your acceptance of the terms of this letter by signing below and returning a copy to me.

Very truly yours,

/s/ John R. Ryan
John R. Ryan
Lead Independent Director

AGREED AND ACCEPTED:

/s/ Michael P. Huseby
Michael P. Huseby
Date: April 1, 2020